Exhibit 99.2

Idera Pharmaceuticals, Inc.

Overview

We are a clinical stage biotechnology company using our proprietary technology to create novel nucleic acid therapeutics designed to inhibit over-activation of Toll-like Receptors, or TLRs. We are developing these therapeutics for the treatment of genetically defined forms of B-cell lymphoma and for autoimmune diseases with orphan indications. Using a chemistry-based approach, we have created synthetic DNA- and RNA-based compounds that are targeted to TLR3, TLR7, TLR8 and TLR9. TLRs are specific receptors present in immune system cells. A TLR antagonist is a compound that blocks activation of an immune response through the targeted TLR. A TLR agonist is a compound that stimulates an immune response through the targeted TLR. In addition to our TLR programs, we are developing gene silencing oligonucleotides, or GSOs, that we have created using our proprietary technology, to inhibit the production of disease-associated proteins by targeting RNA.

Our lead drug candidate is IMO-8400, an antagonist for TLR7, TLR8 and TLR9, which we are developing for both the treatment of autoimmune diseases and of genetically defined forms of B-cell lymphoma. In a completed Phase 1 clinical trial of IMO-8400 in 42 healthy subjects, IMO-8400 was well tolerated and showed inhibition of TLR7, TLR8 and TLR9. We are conducting a randomized, double-blinded, placebo-controlled Phase 2 clinical trial of IMO-8400 in patients with moderate to severe plaque psoriasis, an autoimmune disease. We expect to have top-line data from this trial in the first half of 2014.

We have initiated clinical development of IMO-8400 for the treatment of genetically defined forms of B-cell lymphoma. In the fourth quarter of 2013, we submitted an Investigational New Drug application, or IND, to the United States Food and Drug Administration, or FDA, to conduct a Phase 1/2 clinical trial of IMO-8400 in patients with Waldenström’s macroglobulinemia and were cleared to open enrollment for this trial in December 2013. We anticipate initiating this trial in the first quarter of 2014. We also plan to submit to the FDA a protocol for a Phase 1/2 clinical trial of IMO-8400 in patients with diffuse large B-cell lymphoma, or DLBCL, which we expect to initiate in the first half of 2014. Based on this timeline, we anticipate having top-line data from the Phase 1, or dose-escalation, portion of the Phase 1/2 clinical trial in patients with Waldenström’s macroglobulinemia in the second half of 2014 and top-line data from the Phase 1, or dose-escalation, portion of the Phase 1/2 clinical trial in patients with DLBCL in the first half of 2015. In parallel with our anticipated Phase 1/2 clinical trials in patients with genetically defined B-cell lymphoma, we are seeking to collaborate with an experienced medical device company to develop and commercialize a companion diagnostic device. We currently anticipate entering into our first companion diagnostic collaboration during the first half of 2014.

We have also selected IMO-9200, another novel antagonist of TLR7, TLR8 and TLR9, for development for potential use in selected autoimmune disease indications. We have initiated IND-enabling studies of IMO-9200 and expect to submit an IND for IMO-9200 in the second half of 2014, with the goal of initiating a Phase 1 trial in healthy subjects in the second half of 2014.

Our business strategy is to develop IMO-8400, IMO-9200 and other TLR antagonists for the treatment of autoimmune diseases with orphan indications and for the treatment of certain genetically defined B-cell lymphomas. In addition, we plan to seek to enter into collaborative alliances with pharmaceutical companies to advance our TLR-targeted programs in broader autoimmune disease indications, such as psoriasis, lupus and arthritis.

Our business strategy also includes the further development of our GSO technology. We are currently undertaking an analysis of priority indications and development strategies to determine next steps in developing our GSO technology. We expect to identify the first two disease indications to be targeted for development in the second half of 2014, with the goal of initiating disease model studies and IND-enabling development programs in the first half of 2015. We may also seek to enter into collaborative alliances with pharmaceutical companies with respect to applications of our GSO technology program.

Program in Autoimmune Disease.    In 2012, we completed all patient activities in a randomized, double-blinded, placebo-controlled Phase 2 clinical trial of IMO-3100, a TLR7 and TLR9 antagonist, in 44 adult patients with moderate to severe plaque psoriasis. In this Phase 2 trial, IMO-3100 showed clinical activity in patients who received subcutaneous doses of IMO-3100 once weekly for four weeks. We believe that the results of this trial provide proof-of-concept for our approach of targeting specific TLRs for the treatment of psoriasis and potentially other autoimmune diseases.

In 2013, we completed a Phase 1 clinical trial of IMO-8400 in healthy subjects. The objectives of the trial, which was conducted at a single U.S. site, were to evaluate the safety, pharmacokinetics and pharmacodynamics of IMO-8400 administered by subcutaneous injection. The first portion of the trial involved escalating single doses of IMO-8400 and the second portion of the trial involved four weekly doses of IMO-8400. In this trial, IMO-8400 was well-tolerated at all dose levels, and showed target engagement of TLR7, TLR8 and TLR9 in subjects treated with IMO-8400 compared to treatment with placebo. Based on the clinical activity observed in the four-week Phase 2 clinical trial of IMO-3100 in patients with psoriasis and the data from our Phase 1 clinical trial of IMO-8400, we determined that the next step in our development program was to conduct a Phase 2 clinical trial in patients with moderate to severe plaque psoriasis with a treatment period of up to 12 weeks. Based on our evaluation of the comparative profiles of IMO-3100 and IMO-8400, including the engagement of TLR8 by IMO-8400, we determined to conduct this trial in patients with psoriasis with IMO-8400.

We initiated the Phase 2 clinical trial of IMO-8400 in patients with moderate to severe psoriasis with a 12-week treatment period and a six-week follow-up period during the second quarter of 2013. In the trial, we are evaluating IMO-8400 at three dose levels, 0.075 mg/kg, 0.15 mg/kg and 0.3 mg/kg, and in a placebo cohort. To date, IMO-8400 treatment in this Phase 2 clinical trial has been well-tolerated, with no treatment-related discontinuations. Based on this positive safety profile, we expanded the trial to include a higher dose cohort of 0.6 mg/kg and placebo in up to 12 patients. We plan to consider further dose escalation based on the safety and tolerability observed in this expansion cohort. We completed the target enrollment of 32 patients in the first three dosing groups and the placebo cohort of this Phase 2 clinical trial in September 2013 and expect to have top-line data from this trial, including from the expansion cohort, during the first half of 2014.

We have selected an additional TLR antagonist candidate, IMO-9200, for development and have completed early stage preclinical studies of IMO-9200. We initiated an IND-enabling development program of IMO-9200 in the fourth quarter of 2013. We expect to submit an IND for IMO-9200 in the second half of 2014, with the goal of initiating a Phase 1 trial in healthy subjects in the second half of 2014. Based on this timeline, we anticipate having top-line data from this Phase 1 trial as early as the first half of 2015.

We are currently evaluating autoimmune diseases with orphan indications for which we may develop IMO-8400 or IMO-9200. We expect to identify the first orphan autoimmune disease indication in early 2014, with the goal of initiating a Phase 1/2 clinical trial in the first half of 2014, and expect to initiate a second Phase 1/2 clinical trial in a second selected orphan autoimmune disease indication in the second half of 2014. Based on this timeline, we anticipate having top-line data from the Phase 1/2 clinical trials in the first and second selected orphan autoimmune disease indications in the second half of 2015. If the results from one or both of these trials are promising, we anticipate initiating planning for a pivotal trial in the corresponding orphan autoimmune disease indication in the first half of 2016. We are also seeking to enter into collaborative alliances with pharmaceutical companies to advance our TLR-targeted programs in broader autoimmune disease indications, such as psoriasis, lupus and arthritis.

Program in Genetically Defined B-cell Lymphomas.    Recent independent research suggests that inhibition of specific TLRs may be a useful approach to the treatment of certain genetically defined B-cell lymphomas. In this research, a specific genetic mutation, known scientifically as MYD88 L265P, has been identified which has been shown to engage TLR7 and TLR9 to confer a survival benefit to the tumor cells. In this research, the inhibition of TLR7 and TLR9 led to increased rates of cell death in tumor cells harboring this mutation.

We have conducted preclinical studies of IMO-8400 in human lymphoma cell lines that carry the MYD88 L265P genetic mutation and in human lymphoma cell lines lacking the mutation. In these studies, IMO-8400 increased rates of cell death, inhibited cytokine production and inhibited key components of signaling pathways in the human lymphoma cell lines that carry the MYD88 L265P genetic mutation. IMO-8400 did not have any significant effects in human lymphoma cell lines that did not carry the mutation. In addition, in a study that we conducted in a mouse tumor model, IMO-8400 monotherapy showed anti-tumor activity using a human lymphoma cell line that carries the mutation. In July 2013, we entered into a materials cooperative research and development agreement, or M-CRADA, with the National Cancer Institute, or NCI, to evaluate our TLR antagonists as a potential approach for the treatment of certain genetically defined B-cell lymphomas.

The MYD88 L265P genetic mutation has been reported in several types of B-cell lymphomas, and is most often associated with non-Hodgkin lymphoma. We initially plan to evaluate IMO-8400 with respect to two forms of non-Hodgkin lymphomas where the MYD88 L265P genetic mutation is present. One is Waldenström’s macroglobulinemia, a lymphoma that commonly involves the blood and bone marrow and may spread to almost any organ in the body. Based on published independent reports, we believe that approximately 90% of patients with Waldenström’s macroglobulinemia have the MYD88 L265P genetic mutation. The second is the activated B-cell-like, or ABC, form of DLBCL. Based on published independent reports, we believe that approximately 30% of patients with ABC-DLBCL carry the specific genetic mutation.

Based on the SEER Cancer Statistics Review, 1975-2001, from the National Cancer Institute’s SEER database and published independent reports as to the frequency of the MYD88 L265P genetic mutation among patients with B-cell lymphoma, and taking into consideration estimated population growth, we estimate that there would have been approximately 4,000 patients diagnosed in 2013 with non-Hodgkin lymphoma and harboring the MYD88 L265P genetic mutation, including 1,200 patients with Waldenström’s macroglobulinemia and 2,000 patients with ABC-DLBCL. Based on this information, we also believe that at least 7,500 patients in the United States currently have B-cell lymphoma with the MYD88 L265P genetic mutation. We believe Waldenström’s macroglobulinemia and ABC-DLBCL are orphan indications with unmet medical need. There are currently no drugs specifically approved for the treatment of Waldenström’s macroglobulinemia or ABC-DLBCL. Currently, patients with any form of non-Hodgkin lymphoma are most often treated with monoclonal antibody rituximab and/or with one or more chemotherapeutic agents.

Our planned next steps in our genetically defined B-cell lymphoma program are to conduct two Phase 1/2 clinical trials of IMO-8400 in relapsed or refractory patients. We plan to evaluate patients with Waldenström’s macroglobulinemia in one trial and patients with DLBCL in the second trial. We expect that some of the patients in each trial will have the MYD88 L265P genetic mutation, which we believe will provide us with the opportunity to assess the clinical activity of IMO-8400 in patients with this specific genetic mutation. The planned Phase 1/2 clinical trials are designed to evaluate safety and tolerability in dose-escalation cohorts in the Phase 1 portions of these trials and to evaluate the potential for clinical activity in expansion cohorts at one or more dose levels in the Phase 2 portions of these trials. The Phase 1 portion of each trial is designed to include approximately 12 to 18 patients. In the Phase 2 portion of each trial, an additional 12 patients will be evaluated for safety and for signals of potential clinical activity. Each trial therefore is expected to enroll approximately 30 patients. In the fourth quarter of 2013, we submitted an IND to the FDA to conduct a Phase 1/2 clinical trial of IMO-8400 in patients with Waldenstrôm’s macroglobulinemia and were cleared to open enrollment for this trial in December 2013. We anticipate initiating this trial in the first quarter of 2014. We also plan to submit to the FDA a protocol for a Phase 1/2 clinical trial of IMO-8400 in patients with DLBCL, which we expect to initiate in the first half of 2014. Based on this timeline, we anticipate having top-line data from the dose-escalation portion of the Phase 1/2 clinical trial in patients with Waldenström’s macroglobulinemia in the second half of 2014 and top-line data from the dose-escalation portion of the Phase 1/2 clinical trial in patients with DLBCL in the first half of 2015. In parallel with our anticipated Phase 1/2 clinical trials in patients with genetically defined B-cell lymphoma, we are seeking to collaborate with an experienced medical device company to develop and commercialize a companion diagnostic device. We currently anticipate entering into our first companion diagnostic collaboration during the first half of 2014.

Our strategy for our program in genetically defined B-cell lymphomas is to include in the planned trials patients with the MYD88 L265P genetic mutation. If we see early evidence of a therapeutic effect in these trials, we plan to meet with regulatory authorities to discuss the possibility of an accelerated clinical development and regulatory pathway for the applicable program as early as the first half of 2015. We cannot predict whether or when any of our product candidates will prove effective or safe in humans, if they will receive regulatory approval or if we will be able to participate in FDA expedited review and approval programs, including breakthrough and fast track designation.

Program in Gene Silencing Oligonucleotides.    Through our expertise in nucleic acid chemistry, we have created GSOs which are designed to inhibit the production of disease-associated proteins by targeting RNA. Using our proprietary technology, we have designed our GSOs to be comprised of two antisense oligonucleotides with phosphorothioate backbones that are of an optimal length and that are complementary to a targeted messenger RNA, or mRNA.

We believe that the novel chemical structure of our GSOs may provide potent gene-silencing activity while overcoming some of the hurdles of other gene-silencing technologies, such as antisense and RNA-interference, or RNAi, technologies. Although existing antisense and RNAi therapies have demonstrated the ability to inhibit the expression of disease-associated proteins, we believe that to reach their full potential as a drug development technology these technologies need to achieve a more optimal therapeutic index with efficient systemic delivery without using a delivery technology, reduced immunotoxicity and increased potency. We have designed our GSOs to provide these attributes. For example, in preclinical studies, we have demonstrated that our GSOs exert gene-silencing activity in animals following systemic administration. Preclinical data also have shown that systemic delivery of GSOs targeted to the mRNA of apolipoprotein B and proprotein convertase subtilisin/kexin type 9, which are proteins associated with cardiovascular diseases, resulted in reduced serum total cholesterol and low-density-lipoprotein cholesterol in addition to reduced levels of the targeted mRNA and associated proteins. Additionally, in mouse models, systemic administration of GSOs showed significant specific gene-silencing activity with minimized induction of immune responses. The chemical composition of our GSOs as well as data from our preclinical research has been published in the Journal of Medicinal Chemistry and presented at several scientific meetings.

We believe our GSO technology provides us with a platform from which drug candidates for multiple disease indications can be developed. We are currently undertaking an analysis of priority indications and development strategies to determine next steps in developing our GSO technology. We expect to identify the first two disease indications to be targeted in the second half of 2014, with the goal of initiating disease model studies and an IND-enabling development program in the first half of 2015. Based on this timeline, we could initiate Phase 1 proof-of-concept clinical trials for the first two disease indications as early as the second half of 2015, with the goal of receiving top-line data from these trials in the first half of 2016. Our key considerations in identifying disease indications in our GSO program are strong evidence that the disease is caused by a specific protein, unmet medical need, clear criteria to identify a target patient population and biomarkers for early assessment of clinical proof-of-concept and a targeted therapeutic mechanism for action plus medical need to allow for a rapid development path to approval. We may also seek to enter into collaborative alliances with pharmaceutical companies with respect to applications of our GSO technology program.

We had cash and cash equivalents of approximately $38.7 million as of September 30, 2013. We also estimate that we had cash, cash equivalents and investments of approximately $35.6 million as of December 31, 2013. Our estimate of our cash, cash equivalents and investments as of December 31, 2013 is an estimate prepared by management in good faith based upon internal reporting and expectations as of and for the three months ended December 31, 2013. This estimate is preliminary, unaudited and may be revised as a result of management’s further review of our results. We and our auditors have not completed the normal quarterly review procedures as of and for the three months ended December 31, 2013, and there can be no assurance that our final results for this quarterly period will not differ from this estimate.

We believe that without the proceeds from the proposed offering for which we filed a preliminary prospectus supplement on February 4, 2014, our existing cash, cash equivalents and investments would be sufficient to fund our operations at least through the second quarter of 2015, based on an operating plan that includes the completion of our ongoing Phase 2 clinical trial of IMO-8400 in patients with psoriasis, our planned Phase 1/2 clinical trial of IMO-8400 in patients with Waldenström’s macroglobulinemia, our planned Phase 1/2 clinical trial of IMO-8400 in patients with DLBCL and our planned submission of an IND for IMO-9200. However, we believe that the net proceeds of the offering, together with our existing cash, cash equivalents and investments, will enable us to fund our operations into the second half of 2016. Specifically, we believe that our available funds following the offering will be sufficient to enable us to:

•

complete our ongoing Phase 2 clinical trial of IMO-8400 in patients with psoriasis, our planned Phase 1/2 clinical trial in patients with Waldenstrôm’s macroglobulinemia and our planned Phase 1/2 clinical trial in patients with DLBCL;

•	submit an IND to the FDA for IMO-9200 and conduct a Phase 1 clinical trial of IMO-9200 in healthy subjects;

•	conduct a Phase 1/2 clinical trial in each of the first two orphan autoimmune disease indications that we select for further development in our autoimmune disease program;

•	conduct disease model studies and an IND-enabling development program in our GSO program; and

•	conduct a Phase 1 proof-of-concept clinical trial in each of the first two disease indications selected for further development in our GSO program.

We will need to raise additional funds in order to conduct any other clinical development of IMO-8400 or IMO-9200, or to conduct any development of our GSO technology and our other drug candidates or technologies.